1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Major Discovery at Davy Jones Ultra-Deep Well
In Shallow Water on the Shelf of the Gulf of Mexico

NEW ORLEANS, LA, January 11, 2010 – McMoRan Exploration Co. (NYSE: MMR) announced today a discovery on its Davy Jones ultra-deep prospect located on South Marsh Island Block 230 in approximately 20 feet of water.  The well has been drilled to a measured depth of 28,263 feet and has been logged with pipe-conveyed wireline logs to 28,134 feet.  The wireline log results indicated a total of 135 net feet of hydrocarbon bearing sands in four zones in the Wilcox section of the Eocene/Paleocene.  All of the zones were full to base with two of the zones containing a combined 90 net feet.  The Eocene/Paleocene (Wilcox) suite of sands logged below 27,300 feet appears to be of exceptional quality.  Flow testing will be required to confirm the ultimate hydrocarbon flow rates from the four separate zones.  The resistivity log obtained on January 10th was the last data needed to confirm hydrocarbons in South Marsh Island Block 230.

McMoRan’s Co-Chairman, James R. Moffett, said: “Davy Jones log results confirm our geologic model and indicate that the previously identified sands in the Wilcox section on this large ultra-deep structure encompassing four OCS lease blocks (20,000 acres) provides significant additional development potential which, upon confirmation development drilling, could make Davy Jones one of the largest discoveries on the Shelf of the Gulf of Mexico in decades.  The geologic results from this well are important and are redefining the subsurface geologic landscape below 20,000 feet on the Shelf of the Gulf of Mexico. The results from this well will be incorporated into our models as we continue to define the potential of this promising new exploration frontier.”

McMoRan plans to deepen the well to 29,000 feet to test additional objectives.

McMoRan is one of the largest acreage holders on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area with rights to approximately one million gross acres including 150,000 gross acres associated with the ultra-deep gas play below the salt weld.  Prospects on this acreage have multi-Tcfe gross unrisked potentials and target objective sections on the Shelf in the Miocene and older age sections that have been correlated to those productive sections seen in deepwater discoveries by other industry participants.

McMoRan operates the Davy Jones prospect and is funding 25.7 percent of the exploratory costs and holds a 32.7 percent working interest and 25.9 percent net revenue interest.  Other working interests owners in Davy Jones include: Plains Exploration & Production Company (NYSE: PXP) (27.7%), Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, and anticipated and potential production and flow rates.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

The SEC permits oil and gas companies in their filings with the SEC to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain phrases and terms, such as "gross unrisked potential” and “exploration potential," which the SEC's guidelines strictly prohibit us from including in filings with the SEC. We urge you to consider closely the disclosure of proved reserves included in McMoRan's Annual Report on Form 10-K for the year ended December 31, 2008.

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